EXHIBIT 99.2



                          CITIBANK OMNI-S MASTER TRUST
            (formerly known as Sears Credit Account Master Trust II)

The undersigned, a duly authorized representative of Citibank (South Dakota), National Association ("CBSD") as Servicer pursuant to the Pooling and Servicing Agreement dated as of July 31, 1994, as amended, by and among CBSD (as successor to Sears, Roebuck and Co.), as Servicer, Citi Omni-S Finance LLC (as successor to SRFG, Inc.), as Seller, and The Bank of New York (successor trustee to Bank One, National Association (formerly, The First National Bank of Chicago)), as Trustee, hereby certifies that:

      1.   CBSD is the Servicer under the Pooling and Servicing Agreement.

      2. The undersigned is duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this Certificate to the Trustee.

      3. During the calendar year ended December 31, 2003 in the course of my duties as a Servicing Officer of the Servicer, I would normally obtain knowledge of any Servicer Termination Event.

      4. To the best of my knowledge, no Servicer Termination Event has occurred.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the 15th day of March, 2004.
                                             By:  /s/ Andrew J. Lubliner
                                                  ----------------------
                                                      Andrew J. Lubliner
                                                      Servicing Officer